Mail Stop 0308

June 1, 2005


Mr. Sal Perisano
Chief Executive Officer
iParty Corp.
270 Bridge Street, Suite 301
Dedham, Massachusetts 02026

	RE:	iParty Corp.
      Form 10-K for the Fiscal Year Ended December 25, 2004
		File Date: March 25, 2005
		File No. 001-15611

Dear Mr. Perisano:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Sincerely,



George F. Ohsiek, Jr.
Branch Chief

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Stanley Works
Form 10-K
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE